UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): February 29, 2008
POLYPORE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-32266	43-2049334

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11430 North Community House Road, Suite 350, Charlotte, NC	28277

(Address of Principal Executive Offices)	(Zip Code)
(704) 587-8409
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
     (a) Acquisition of Microporous.
     On February 29, 2008, Polypore International, Inc. (“Polypore”), through its subsidiary, Daramic Acquisition Corporation, acquired 100% of the outstanding stock of Microporous Holding Corporation (“Microporous”) pursuant to a Stock Purchase Agreement, dated February 29, 2008 (the “Agreement”), among Daramic, Microporous and the various stockholders of Microporous, for a purchase price of approximately $76 million (the “Purchase Price”). The Purchase Price is subject to post-closing adjustments, which are expected to be immaterial. The Purchase Price was funded with $44 million of cash on hand, assumption of $14 million of debt and borrowings under Polypore’s existing credit facility.
     In addition to payment of the Purchase Price, the Agreement provides for the possibility of three annual payments (the “Earn Out Payments”), in the aggregate of up to $3.75 million, based on the performance of Microporous during the three-year period ending December 31, 2010.
     Daramic, a global leader in the transportation and industrial battery separator market, manufactures a broad range of high-performance battery separator membranes. The acquisition of Microporous adds rubber-based battery separator technology to the Daramic product line. This acquisition broadens Polypore’s participation in the deep-cycle industrial battery market (e.g. golf cart and stationary batteries), adds to the membrane technology portfolio and product breadth, enhances service to common customers and adds cost-effective production capacity.
     (b) Guidance Update.
     As a result of its acquisition of Microporous, Polypore has revised its guidance for 2008. For the year ending January 3, 2009, Polypore now expects to achieve net sales of $580 million to $605 million, Adjusted EBITDA of $170 million to $178 million, and earnings per diluted share in the range of $0.90 to $1.01. These estimates are based on an assumed full-year weighted average fully diluted share count of 40.7 million shares. Additionally, we estimate total capital expenditures of approximately $52 million in 2008.
     Adjusted EBITDA is a non-GAAP financial measure presented as a supplemental disclosure to net income, which is the most directly comparable GAAP measure. Adjusted EBITDA is defined in Polypore’s credit agreement and represents earnings before interest, taxes, depreciation and amortization and certain non-operating items, business restructuring costs and other non-cash or non-recurring charges. Because certain items included in net income are difficult to forecast reliably, Polypore is unable to provide a quantitative reconciliation of Adjusted EBITDA to net income. The unavailable reconciling items could significantly impact Polypore’s future financial results.

     Polypore presents this non-GAAP financial measure because it believes that it is a useful indicator of its operating performance. Adjusted EBITDA is a measure used in our credit agreement to determine the availability of borrowings under our revolving credit facility. Polypore’s management also uses Adjusted EBITDA to review and assess its operating performance in connection with employee incentive programs and the preparation of its annual budget and financial projections. Polypore believes that this non-GAAP financial measure also facilitates the comparison of results for current periods and guidance for future periods with results for past periods.
     Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, Polypore’s calculation of this non-GAAP financial measure may not be comparable to the calculation of similarly titled measures reported by other companies.

Item 9.01.	Financial Statements and Exhibits.
Exhibits.

Exhibit No.	Description

99.1	Press Release of Polypore International, Inc., dated March 3, 2008

99.2	Press Release of Daramic, LLC dated March 3, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYPORE INTERNATIONAL, INC.

/s/ Lynn Amos

Date: March 3, 2008	Name:	Lynn Amos
Title: Chief Financial Officer